Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS

         We consent to (a) the incorporation by reference in this registration statement of Krantor Corporation on Form S-3 of our report dated April 4, 1997 on our audit of the consolidated financial statements and financial statement schedules of Krantor Corporation as of December 31, 1996 and for the year then ended and as of December 31, 1995 and for the year then ended and that ended December 31, 1994 which report is included in the 1996 Annual Report on Form 10-K, which is incorporated by reference in this Registration Statement on Form S-3 and (b) the reference to us under the heading "Experts" in the Prospectus which is part of said Registration Statement.


BELEW AVERITT L.L.P.


Dallas, Texas

January 30, 1998